Statement of Additional Information Supplement

John Hancock Premium Dividend Fund (the fund)

Supplement dated June 30, 2022 to the current Statement of Additional Information, as may be supplemented (the SAI)

As of June 30, 2022 (the Effective Date), James Gearhart, CFA and Jonas Grazulis, CFA will be added as portfolio managers of the fund, and together with Joseph H. Bozoyan, CFA, Bradley L. Lutz, CFA, and Caryn E. Rothman, CFA will be jointly and primarily responsible for the day-to-day management of the fund’s portfolio.

The disclosure under the “Portfolio Managers” subsection of the “Investment Advisory and Other Services” section, as it specifically relates to the fund’s portfolio managers, is amended as follows to add the portfolio manager information for James Gearhart, CFA and Jonas Grazulis, CFA, effective as of the Effective Date.

The following tables reflect approximate information as of April 30, 2022:

	Registered Investment Companies		Other Pooled Investment Vehicles		Other Accounts
	Number of Accounts	Total Assets $Million	Number of Accounts	Total Assets $Million	Number of Accounts	Total Assets $Million
James Gearhart	0	0	0	0	0	0
Jonas Grazulis	0	0	0	0	0	0

Performance-Based Fees for Other Accounts Managed

	Other Registered Investment Companies		Other Pooled Investment Vehicles		Other Accounts
	Number of Accounts	Total Assets $Million	Number of Accounts	Total Assets $Million	Number of Accounts	Total Assets $Million
James Gearhart	0	0	0	0	0	0
Jonas Grazulis	0	0	0	0	0	0

Portfolio Manager Ownership of Shares of the Fund

The following table indicates as of April 30, 2022, the value of shares beneficially owned by the portfolio managers in the Fund.

Portfolio Manager	Range of Beneficial Ownership in the Fund
James Gearhart	None
Jonas Grazulis	None

You should read this Supplement in conjunction with the SAI and retain it for your future reference.

Manulife, Manulife Investment Management, Stylized M Design, and Manulife Investment Management & Stylized M Design are trademarks of The Manufacturers Life Insurance Company and are used by its affiliates under license.